EXHIBIT 5

 [BAIRD, HOLM, McEACHEN, PEDERSEN, HAMANN & STRASHEIM LLP LETTERHEAD]

February 24, 2003


Werner Enterprises, Inc.
14507 Frontier Road
P.O. Box 45308
Omaha, Nebraska 68145-0308

     Re:  Form S-8 Registration Statement

Dear Ladies and Gentlemen:

      We have acted as corporate counsel to Werner Enterprises, Inc. (the "Company"), a Nebraska corporation, in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), the Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance by the Company of 9,166,667 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), from time to time, pursuant to the Werner Enterprises, Inc. Amended and Restated Stock Option Plan, as amended (the "Plan").

      This opinion is being furnished in accordance with the requirements of Item 601(c) of the Regulation S-K of the Act.

      In connection with this opinion, we have examined originals or certified or photostatic copies of such records of the Company, certificates of officers of the Company and public officials, and such other documents that we have deemed relevant or necessary as the basis for the opinions hereinafter expressed, including, the following (i) the Articles of Incorporation of the Company, as amended to date, (ii) the Bylaws of the Company, as amended to date, (iii) the Registration Statement, (iv) certified resolutions of the Board of Directors; and (v) the Plan. In all
such examinations, we have assumed the genuineness of all signatures, and the conformity to original documents submitted as certified or photostatic copies, and the authenticity of originals.

      Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the Plan, and when the Registration Statement shall have become effective, will be legally issued and will be fully paid and nonassessable.

      We consent to your filing this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the SEC promulgated thereunder.

     This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. This opinion letter has been issued solely for the benefit of and may be relied upon only by Werner Enterprises, Inc. and no other party or entity shall be entitled to rely hereon without the express written consent of this firm. Without our prior written consent, this opinion letter may not be quoted, in whole or in part, or otherwise referred to in any document or report and may not be furnished to any person or entity, except as may be required by applicable law.


                                Respectfully submitted,


                                /s/ Baird, Holm, McEachen, Pedersen,
                                Hamann & Strasheim LLP

                                BAIRD, HOLM, McEACHEN, PEDERSEN,
                                HAMANN & STRASHEIM LLP
JSZ/VHF/slb

DOCS/532949.2